News from

Buckeye
FOR IMMEDIATE RELEASE
Contacts: Steve Dean
Vice President
and Chief Financial Officer
901-320-8352

Chad Foreman
Investor Relations Manager
901-320-8828

Website: www.bkitech.com

BUCKEYE ANNOUNCES $5 MILLION REDEMPTION OF NOTES

MEMPHIS, TN February 28, 2007 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it intends to call for redemption $5 million in aggregate principal amount of its outstanding 9 ¼% Senior Subordinated Notes due 2008 (the “2008 Notes”), or about 8% of the outstanding 2008 Notes, on or about March 30, 2007, in accordance with their terms. A formal notice of redemption will be sent separately to the affected holders of the 2008 Notes, in accordance with the terms of the indenture for the 2008 Notes.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors. For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.